UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019 (April 29, 2019)

RPT REALTY
(Exact name of registrant as specified in its Charter)

Maryland	1-10093	13-6908486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 350-9900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Trustees

At the annual meeting of shareholders of RPT Realty (the “Company”) held on April 29, 2019 (the “2019 Annual Meeting”), Stephen R. Blank, Dennis Gershenson, and Joel M. Pashcow retired from the Board of Trustees (the “Board”) of the Company. Such retirements were not a result of any disagreement with other trustees or with management.

Following such retirements, Joanna T. Lau became a member of the Board's Nominating and Governance and Audit Committees.

2019 Omnibus Long-Term Incentive Plan

At the 2019 Annual Meeting, the Company’s shareholders approved the 2019 Omnibus Long-Term Incentive Plan (the “Plan”), which replaces the 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”).  The Plan will be administered by the Compensation Committee of the Board. The Plan provides for the award to trustees, officers, employees and other service providers of the Company of restricted shares, restricted share units, options to purchase shares, share appreciation rights, unrestricted shares, and other awards to acquire up to an aggregate of 3,500,000 common shares of beneficial interest of the Company (the “Shares”) plus any shares that become available under the 2012 Plan as a result of the forfeiture, expiration or cancellation of outstanding awards or any award settled in cash in lieu of shares. The maximum number of Shares subject to an option or share appreciation right that can be awarded under the Plan is 500,000 per calendar year. Further, the maximum number of Shares that can be awarded under the Plan other than pursuant to an option or share appreciation right is 500,000 per calendar year.

The Plan prohibits the repricing of options and share appreciation rights without the approval of the shareholders, either by canceling the award to issue a replacement award to the participant at a lower price or by reducing the exercise price of the award, or exchanging any outstanding option or share appreciation right with cash or other awards.

The Plan is effective as of April 29, 2019, the date that the Plan was approved by the Company's shareholders. The Board may terminate or amend the Plan at any time and for any reason. Unless terminated earlier, the Plan will terminate with respect to the grant of new awards on April 29, 2029.

The foregoing summary is qualified in its entirety by reference to the Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

2019 Executive Incentive Plan

On April 29, 2019, the Board approved the adoption of the 2019 Executive Incentive Plan for the Company's chief executive officer (the “CEO”) and chief financial officer (the “CFO”). The individuals will participate in a short-term incentive program, based on the achievement of funds from operations per share, same center net operating income, economic occupancy, property dispositions and the ratio of net debt to operating funds from operations. The CEO will have a target short-term incentive opportunity equal to 125% of base salary, and the CFO will have a target opportunity equal to 75% of base salary.

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) will be determined by the Compensation Committee based on its assessment of the achievement of these performance goals. The funds from operations per share metric, same center net operating income metric, economic occupancy metric, property dispositions metric, and net debt to operating funds from operations metric shall account for 30%, 20%, 20%, 10% and 20% of the potential award, respectively.

The foregoing summary is qualified in its entirety by the 2019 Executive Incentive Plan, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 5.07       Submission of Matters to a Vote of Security Holders

At the 2019 Annual Meeting held on April 29, 2019, the shareholders of the Company: (1) elected the seven trustee nominees to serve until the annual meeting of shareholders in 2020; (2) ratified the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019; (3) approved, on an advisory basis, the compensation of our named executive officers; and (4) approved the 2019 Omnibus Long-Term Incentive Plan. Votes representing approximately 92.8% of our outstanding shares were cast. The results of the voting are shown below.

Proposal 1 – Election of Trustees

Nominees	Votes For	Votes Withheld	Broker Non-Votes
Richard L. Federico	71,507,897	521,602	2,510,989
Arthur H. Goldberg	70,687,979	1,341,520	2,510,989
Brian L. Harper	70,801,510	1,227,989	2,510,989
Joanna T. Lau	71,513,958	515,541	2,510,989
David J. Nettina	70,636,762	1,392,737	2,510,989
Laurie M. Shahon	70,562,867	1,466,632	2,510,989
Andrea M. Weiss	71,389,956	639,543	2,510,989

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Votes For	Votes Against	Abstentions
74,121,217	399,708	19,563

Proposal 3 – Approval (on an advisory basis) of the Compensation of Named Executive Officers

Votes For	Votes Against	Abstentions	Broker Non-Votes
63,647,075	8,285,677	96,747	2,510,989

Proposal 4 – Approval of the 2019 Omnibus Long-Term Incentive Plan

Votes For	Votes Against	Abstentions	Broker Non-Votes
70,533,023	1,467,364	29,112	2,510,989

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

10.1    RPT Realty 2019 Omnibus Long-Term Incentive Plan effective as of April 29, 2019
10.2    2019 Executive Incentive Plan dated April 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPT REALTY

Date:	April 30, 2019	By: /s/ MICHAEL P. FITZMAURICE
Michael P. Fitzmaurice
Executive Vice President and Chief Financial Officer